Exhibit 10.1

PURCHASE AND SALE AGREEMENT dated effective September 25, 2007

BETWEEN:

	APAR INC., an Alberta corporation, having its head office at 101, 435 - Fourth Avenue SW., Calgary, Alberta T2P 3A8

	(hereinafter referred to as "Apar")

OF THE FIRST PART
AND:

	EMISSION DIFFERENTIALS LTD., an Alberta corporation, having its head office at 101, 435 - Fourth Avenue SW.,
Calgary, Alberta T2P 3A8

	(hereinafter "EDFFF")

OF THE SECOND PART
W H E R E A S:

A.	Apar has been developing a number of assets which are briefly described in Part I of Schedule "A" hereto, and wishes to sell them to EDFFF (excluding the assets described in Part II of Schedule "A" - the "Retained Assets") - all of Apar's assets, except the assets described in Part II of Schedule "A", being hereinafter referred to as the "Apar Assets".


B.	EDFFF is desirous of purchasing the Apar Assets on the
terms hereinafter  set forth.


C.	EDFFF is registered pursuant to the United States
Securities Exchange Act of 1934 ("34 Act"), as a foreign private issuer, through the filing of a Form F-1.


D.	It is the intention of the Parties that, as a result of
the sale of the Apar Assets from Apar to EDFFF, and the retention of the Retained Assets by Apar, that the shareholders of EDFFF should have an ongoing shareholder interest in Apar and the shareholders of Apar should receive shares in EDFFF.


NOW THEREFORE, in consideration of the premises and the covenants and agreements hereinafter contained, the Parties agree as follows:

1.	Apar agrees to sell, transfer and assign the Apar Assets to
EDFFF.


2.	Apar also agrees to, simultaneously with the closing hereof, issue and allot to EDFFF 2,500,000 voting common shares in the capital of Apar. EDFFF also agrees to, simultaneously with the closing hereof, issue and allot to Apar 2,500,000 voting common shares in the capital of EDFFF to secure the rights to enter into a Joint Venture for ongoing business and first right to share new developments.


3.	In full consideration of the sale of the Apar Assets pursuant to
Clause 1 and the
issuance of shares pursuant to Clause 2, EDFFF will issue and allot to Apar:

	(a)   23,390,808 voting common shares in the capital of EDFFF; and

(b)	EDFFF agrees to accept the outstanding shareholder loans, outstanding .
base salary which was set at $60,000.00 per year, which has accumulated over the last four years for a total of approximately
$240,000.00 that was agreed to by Apar"s
Board of Directors to be owing to Mr. Steven J. Turcotte and also the outstanding loans of $300,000.00 to Mr. Steven J. Turcotte which has been recorded since 2003 and $53,735.23 as at March 19, 2007 to 906109 Alberta Ltd. that were registered by APAR, on its books, to be converted at the current purchase price at a later date to be determined; and

(c)	EDFFF agrees to accept the outstanding Apar warrants entitling the purchase of up to 7,246,521 shares of EDFFF, exercisable at $0.60, $0.75 and or $0.85 per share based on the purchase price that was agreed to by Apar under the subscription documents "price" signed by each shareholder in developing the products being sold to EDFFF on or before March 19, 2007. EDFFF has the right to force conversion of the warrants at its discretion with at least 20 days written notice to the warrant holders. They will have the option to convert at the original agreed price as issued and approved by Apar or it is agreed that the holder will forfeit the warrants entirely. It is understood and agreed to that EDFFF may also attach a 4 month hold period from the issued date or offer the financial entities that provide major financing to the corporation the ability to make an offer to the warrant holder at a premium from the original exercise price as stated above.

The said EDFFF shares, outstanding loans and warrants being hereinafter called the "Purchase Consideration".

4.	It is agreed that the Purchase Consideration shall be for the
Parties' purposes deemed to have a value of $2,400,000.00 based on development costs to date. This entire value is being attributed to the EDFFF shares, shareholder loans and the fact that the warrants are being issued for no specific attributable value.


5.	To ensure that Apar will, notwithstanding the sale of the Apar
Assets to EDFFF, have
the right and licence to use some or all of the Apar Assets, Apar and EDFFF will separately negotiate and settle an agreement pursuant to which EDFFF will grant to Apar a licence enabling use of the Apar Assets which Apar may wish to use, and for which Apar shall pay to EDFFF a fair, reasonable and appropriate licence fee.


6.	EDFFF agrees that Apar will have the right at it's sole
discretion, without   the  obligation of acting reasonably, to reverse
this transaction if EDFFF is not
 able to complete the planned roll-back (100 to 1) of its shares, as stated from its special meeting held on January 22, 2007 and directors resolution signed on February 16, 2007.


7.	To ensure that Apar's existing shareholders get direct shareholder interests in EDFFF, Apar agrees that it will transfer to each shareholder a certificate forthwith after the receipt of the Purchase Consideration and to take such steps as are necessary to distribute to the Apar shareholders the EDFFF 23,390,808 voting common shares based on a one for one.


8.	Apar agrees that, as EDFFF is registered under
the 34 Act, it will execute such
supplemental documents or provide supplemental information as EDFFF may require from time to time to make such further filings, or public disclosures as may be required under U.S. securities laws and EDFFF agrees that it will bear all costs to  comply.


9.	As it is the objective of Apar that, inter alia, its shareholders may be entitled to trade
the shares of EDFFF that it receives pursuant to this Agreement in Canada and in  compliance with the Canadian securities laws, included in the purchase and sale
agreement, it is agreed that the parties are using the section 85 (the deferral provisions) of the Income Tax Act of Canada, and EDFFF may initiate, forthwith after the closing of this Agreement, such steps as its legal advisors may
advise are   appropriate to become, or to be deemed, a "reporting
issuer" in at least two Provinces  of Canada.


10.	Apar covenants and warrants in favour of EDFFF that it is the legal and beneficial owner of the Apar Assets and that it is unrestricted in its right to sell such assets to EDFFF free and clear of all liens, charges and encumbrances, save only compliance with the provisions of Clause 11 below.


11.	Apar will, forthwith after the execution hereof, schedule an extraordinary general  meeting of its shareholders to secure the appropriate approval for the sale of the  Apar
Assets to EDFFF and the date that such a resolution is passed will hereinafter be called the "Approval Date".


12.	Apar, EDFFF and their executive officers shall, in anticipation of the Approval Date, satisfy all requirements as may be necessary and appropriate to enable this Agreement to close in a timely fashion. The Parties shall also, immediately following the Approval Date, complete all such things as may be necessary to affect the closing of this Agreement.


13. 	The "Effective Date" of the transaction is March 19, 2007.


14.	All references to monies herein are in Canadian dollars.


15.	This Agreement will be interpreted according to the laws of
the Province of Alberta
and the laws of Canada.

16.	This Agreement shall ensure to the benefit of and be binding upon the Parties hereto
and their respective administrators and permitted assigns, and their related or associated companies or persons.

17.	The Parties hereto agree to perform such further acts and to execute such further
documents as may be necessary to carry out the true intent and meaning of this Agreement.


	IN WITNESS WHEREOF the Parties hereto have hereunto caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


APAR INC.

Per:	/S/ Steven J. Turcotte

      Steven J. Turcotte,
	President


EMISSION DIFFERENTIALS LTD.

Per:	_______________________

	Andrew Brown,
	President



SCHEDULE 'A' TO AGREEMENT DATED MARCH 19, 2007
BETWEEN
APAR INC. AND EMISSIONS DIFFERENTIALS INC.


PART I

All of the assets of Apar, exclusive of those described in
 Part II below, shall include, but are
not limited to:

(a)	All of the computer programmes which it has developed, or is in the course of
developing, which are focused on, among other things, the oil and gas industry, the
operation of management systems for banks and the operation of management systems for Aboriginal bands, some or all of which have been described in brochures
and pamphlets that have been previously issued by Apar - and which have been generally referred to by Apar as constituting its "Energy Resource Manager".

(b)	(i)	All "Technical Information" which has been developed
 by Apar with respect
to the properties and assets described in sub-clause (a) above - it being acknowledged that "Technical Information" includes but is not limited to any and  all copyrights,
patents, patent applications, trademarks, designs, design patents, industrial designs, design applications, know-how, trade secrets, documents, drawings, prototypes, computer hardware, computer-stored information and copies thereof, brochures, customer information, distributor information, source of supply information, product and component knowledge, other written and recorded material including plans, diagrams and instruction manuals and any other information and know-how relating to such property and assets and any Modifications thereto.

	(ii)	All "Modifications" shall mean any improvements,
 changes, modifications, designs and/or additions arising from or made in connection with the property and assets described above subsequent to the execution of this Agreement.

	(iii)	"Know-how" is as defined in Article 1(7)(1) of
European Economic Community Regulation 556/89 which defines "know-how" as:

	1(7)(1) - a body of technical information that is secret, . substantial and identified in an appropriate form;

	1(7)(2) - "secret" means that the know-how package as a body or in the precise configuration and assembly of its components is not generally known or easily accessible, so that part of its value consists in the lead-time the licensee gains when it is communicated to him;
it is not limited to the narrow
sense that each individual component of the know-how should be totally unknown or unobtainable outside the licensor's business;

	1(7)(3) - "substantial" means that the know-how includes information which is of importance for the whole or a significant part of (i) a manufacturing process, or (ii) a product or service, or (iii) for the development thereof and excludes information which is trivial. Such know-how must thus be useful - i.e. can reasonably be expected at the date of conclusion of the agreement to be capable of improving the competitive position of the licensee, for example by helping him to enter a new market or giving him an advantage in competition with other manufacturers or providers of services who do not have access to the licensed secret know-how or other comparable secret know-how;

	1(7)(4) - "identified" means that the know-how is described or recorded in such a manner as to make it possible to verify that it fulfils the criteria of secrecy and substantiality and to ensure that the licensee is not unduly restricted in his exploitation of his own technology. To be identified the know-how can either be set out in the licence agreement or in a separate document or recorded in any other appropriate form at the latest when the know-how is transferred or shortly thereafter, provided that the separate document or other record can be made available if the need arises.

	(iv)	Any patents, patent applications, trademarks,
 trademark applications, copyrights or copyright applications which Apar has to date, or would be entitled to have, or apply for with respect to any of the Apar Assets.

(c)	All other property not specifically stated in
Part II of this Schedule A.

PART II

All of the plans which Apar has developed to establish a bank in Canada and to acquire or establish relationships with banks in the United States, to have United States banks approved to do business in Canada and all of the know-how and technical information which Apar and its directors, officers and employees have assembled and accumulated with respect to banking industry or the operation of banks.